INVESTMENT ADVISORY
                            AND MANAGEMENT AGREEMENT



         Investment Advisory and Management Agreement dated December 1, 1990, as amended and restated dated June 16, 1998 ("Agreement") between THE MEXICO FUND, INC., a Maryland corporation (the "Corporation"), and IMPULSORA DEL FONDO
MEXICO, S.A. de C.V., a Mexican corporation having its principal office in Mexico City, Mexico (the "Adviser").

         WHEREAS,   the   Corporation  is  registered  with  the  United  States
Securities and Exchange Commission ("SEC") as a closed-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is authorized by the Mexican Securities and Banking Commission ("CNBV") to conduct business in Mexico;

         WHEREAS, the Corporation's investment objective is to invest and reinvest its assets in Mexican securities; and

         WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory and management services for the Corporation and the Adviser is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

          1. Appointment of the Adviser. The Corporation appoints the Adviser to act as investment adviser to the Corporation for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation provided.

          2. Investment Advisory and Management Services. The Adviser undertakes and agrees:

                   (a) To make investment decisions on behalf of the Corporation, to make available to the Corporation any necessary research and statistical data in connection therewith, and to supervise the acquisition and disposition of investments for the Corporation, including the selection of the brokers or dealers to carry out portfolio transactions for the Corporation;

                   (b) To comply with any and all provisions of the 1940 Act and the Advisers Act, and all provisions of any rules, regulations and orders of the SEC which are now or may, from time to time, be applicable to the Adviser and to its directors, officers, employees and interested persons (as such term is defined in the 1940 Act), and to comply with any and all provisions of the Mexican securities laws, as well as with any rules, regulations and orders of the CNBV which are now or may, from time to time, be applicable to the Adviser and to its directors, officers and employees; and

                   (c) To assist the Corporation in qualifying as a regulated investment company under the Internal Revenue Code and any and all applicable regulations of the Internal Revenue Service promulgated thereunder.

          3.       Compensation.

                   (a) As compensation for the services rendered and the expenses borne by the Adviser pursuant to this Agreement, the Corporation agrees to pay to the Adviser a fee, computed at the end of each calendar month on the basis of the average daily value of the net assets of the Corporation (as translated into dollars) for such month, at the annual rate of 0.85% of average daily net assets up to $200 million, 0.70% of such assets between $200 million and $400 million, and 0.60% of such assets in excess of $400 million. The fee shall be based on the average daily value of the net assets of the Corporation for any period less than a full month during which this Agreement is in effect and shall be prorated according to the proportion which such period bears to a full month. Each fee payment shall be made within fifteen days after the end of each month.

                   (b) The average daily value of the Corporation's net assets shall be determined on the basis of the value of all assets held for the account of the Corporation each business day as of the close of business on the Mexican Stock Exchange (the "Exchange"). For this purpose the method of establishing such value shall be as follows:

                            (i)  All   securities   for  which  current   market
quotations on the Exchange are readily available shall be valued at the last quoted sales price on the Exchange on such day, or if there has been no sale, at the last quoted bid price; and


                            (ii) All  other  securities  shall be  valued by the
Adviser as determined by the Board of Directors of the Corporation in good faith to be fair.

          4. Expenses. The Adviser shall bear all expenses incurred by it in connection with its duties and activities under this Agreement. The Adviser further agrees to pay all salaries, fees, and expenses of the Corporation's directors and officers who are employees, officers, or directors of the Adviser. The Corporation will bear all of its other expenses including expenses of organizing the Corporation; fees and expenses of the Corporation's directors who are not employees, officers, or directors of the Adviser; interest expense; taxes and governmental fees; brokerage commissions and other expense incurred in acquiring or disposing of the Corporation's portfolio securities; expenses of preparing stock certificates and other expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Corporation; expenses of registering and qualifying the Corporation's shares for sale with the SEC and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent cost; expenses of obtaining and maintaining stock exchange listings of the Corporation's shares; and the expenses of shareholders' meetings and of the preparation and distribution of reports to shareholders.

          5. Duration and Termination. This Agreement shall become effective on December 1, 1990, shall terminate on August 31, 1991 and, thereafter, if not sooner terminated, shall continue in effect for successive periods of twelve months each, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Corporation's Board of Directors who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Corporation, or (b) a majority of the Corporation's Board of Directors as a whole. Notwithstanding the foregoing, this Agreement may be terminated at any time by the Corporation, without the payment of any penalty, upon vote of a majority of the Corporation's Board of Directors or a majority of the outstanding voting securities of the Corporation, or by the Adviser, on sixty days written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act). In the event this Agreement is terminated and a successor to the Advisor is not selected by the Corporation within sixty days thereafter, the Adviser will act hereunder solely to dispose in an orderly manner of the Corporation's assets and will receive the compensation provided for herein until such disposition is completed.

          6. Short Sales of the Corporation's Stock. The Adviser agrees that it will not make a short sale of any capital stock of the Corporation or purchase any share of capital stock of the Corporation otherwise than for investment.

          7. Liability of the Adviser. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Adviser nor its shareholders, officers, directors, employees or agents shall be subject to, and the Corporation shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred in connection with any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of reckless disregard of the Adviser's obligations and duties under this Agreement.

          8. Services Not Exclusive. It is understood that the services of the Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Adviser, or any affiliate thereof, from providing similar services to other investment companies and other clients (whether or not their investment objective and policies are similar to those of the Corporation) or from engaging in other activities. When other clients of the Adviser desire to purchase or sell a security at the same time such security is purchased for the Corporation, it is understood that such purchases and sales will be made as nearly as practicable on a pro rata basis in proportion to the amounts desired to be purchased or sold by each client.

          9. Miscellaneous

                   (a) This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act, applicable Mexican securities laws and any rules, regulations and orders of the SEC and the CNBV.

                   (b)  The  captions  in  this   Agreement   are  included  for
convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                   (c) If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

                   (d) Nothing herein shall be construed as constituting the Adviser an agent of the Corporation.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                    The Mexico Fund, Inc.



                                    By:
                                    /s/  Jose Luis Gomez Pimienta
                                         President


                                    Impulsora del Fondo Mexico, S.A. de C.V.



                                    By:
                                    /s/  Jose Luis Gomez Pimienta
                                         Director General